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[LOGO]                                    [THE COOPER COMPANIES LOGO]

                                          21062 Bake Parkway, Suite 200
NEWS RELEASE                              Lake Forest, CA 92630
                                          888-822-2660
        CONTACT:                          Fax: (949) 597-0662

        Norris Battin

        The Cooper Companies, Inc.
        ir@coopercompanies.com

        FOR IMMEDIATE RELEASE


           COOPER COMPANIES' UNIT COMPLETES ACQUISITION OF CL-TINTERS Patented Tinting Technology Allows Competitive Entry into Fast Growing
                          Cosmetic Contact Lens Market

LAKE FOREST, Calif., May 29, 2001 -- The Cooper Companies, Inc. (NYSE:COO) announced today that its CooperVision (CVI) unit has completed the acquisition of privately held CL-Tinters Oy (CLT) a leading manufacturer of cosmetic contact lenses. CLT applies the color tints to CVI's aspheric cosmetic contact lenses. Cooper paid approximately $14 million in cash at closing and will pay up to $7 million more if CLT meets certain milestones.

A. Thomas Bender, Cooper's Chief Executive Officer, said, "The CLT acquisition gives us control of critical lens tinting technology that will allow us to compete more effectively in the rapidly growing market for cosmetic contact lenses. We believe that the lenses manufactured using this patented technology to tint our aspheric lenses will be significant new market entries. In clinical trials against the leading competitor, they have demonstrated superior comfort and equivalent cosmetic acceptability. This purchase is another important step toward our goal of being the world leader in specialty contact lenses."

CVI expects that the acquisition will increase manufacturing capacity and decrease unit cost for CVI's recently introduced line of cosmetic lenses, which are sold as Frequency Colors in Canada and Europe and as Expressions in the United States.

Based in Helsinki, Finland, CLT had annual revenue of about $4 million before the acquisition, marketing its products through distributors in Europe and the Far East.







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The cosmetic lens market - opaque and color enhancing lenses that change the appearance of the eye's natural color - is the second largest specialty lens market segment behind toric lenses. Worldwide revenue of about $260 million is growing about eight percent per year. The United States represents about 70 percent of the world market. Disposable cosmetic lenses, the segment in which Frequency Colors and Expressions compete, is about $150 million worldwide growing at about 15 percent annually. Conventional lenses, whose revenue is declining, comprise the remainder.

"An important target market for cosmetic lenses," said Bender, "is the large pool of current spherical contact lens wearers who could purchase several pairs of colored lenses to enhance the appearance of their eyes and to complement their wardrobes. Spherical lens wearers who trade up to specialty products, either cosmetic or toric lenses, receive added visual benefits and contact lens practitioners can build their practices by recommending them." Within the next 12 months, CVI plans to launch a tinted color product that enhances the natural color of the eye, without totally changing its appearance.

In addition to tinting opaque lenses, CLT also offers Crazy'r' Lens, a fashion lens that provides various images or geometric patterns around the pupil, and a prosthetic lens that masks corneal scaring or other disfigurements of the eye. CVI currently markets these lenses under its own label. CVI also markets Natural Touch, a conventional opaque lens that is replaced annually.

Forward-Looking Statements

Some of the information included in this news release contains "forward-looking statements" as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all statements regarding anticipated growth in our revenue, anticipated market conditions and results of operations. To identify forward-looking statements look for words like "believes," "expects," "may," "will," "should," "seeks," "intends," "plans," "estimates" or "anticipates" and similar words or phrases. Discussions of strategy, plans or intentions often contain forward-looking statements. These, and all forward-looking statements, necessarily depend on assumptions, data or methods that may be incorrect or imprecise.

Events, among others, that could cause actual results and future actions to differ materially from those described in forward-looking statements include major changes in business conditions, a major disruption or other production issues at our manufacturing facilities, new competitors or technologies, the impact of an undetected virus on our computer systems, acquisition integration delays or costs, foreign currency exchange exposure, investments in research and development and other start-up projects, dilution to earnings per share from acquisitions or issuing stock, regulatory issues, significant environmental cleanup costs above those already accrued, litigation costs including any related settlements, costs of business divestitures, the requirement to provide for a significant liability or to write off a significant asset, changes in accounting principles or estimates, and other factors described in our Securities and Exchange Commission filings, including the "Business" section in our Annual Report on Form 10-K for the year ended October 31, 2000. We









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caution investors not to rely on forward-looking statements. They reflect our analysis only on their stated date or the date of this news release. We disclaim any intent to update these forward-looking statements.

The Cooper Companies, Inc. and its subsidiaries develop, manufacture and market specialty healthcare products. CooperVision, Inc., headquartered in Lake Forest, Calif., with manufacturing facilities in Huntington Beach, Calif., Rochester, N.Y., Toronto, Hamble, England and Helsinki, Finland markets a broad range of contact lenses for the vision care market. Its Web site is www.coopervision.com. CooperSurgical, Inc., headquartered in Shelton, Conn., markets diagnostic products, surgical instruments and accessories for the gynecological market. Its Web site is www.coopersurgical.com. The Company's corporate offices are located in Lake Forest and Pleasanton, Calif. A toll free interactive telephone system at 1-800-334-1986 provides stock quotes, recent press releases and financial data. The Cooper Companies Web address is www.coopercos.com.

Trademarks of The Cooper Companies, Inc., and its affiliates are italicized. Crazy'r'Lens is a trademark of CL-Tinters.


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